FINE HOST CORPORATION
                             3 Greenwich Office Park
                          Greenwich, Connecticut 06831


                                                              September 15, 1998

Ms. Catherine B. James
2 Oakwood Lane
Greenwich, CT  06830

Re:      Separation Agreement

Dear Cathy:

     This letter shall constitute the Separation Agreement (the "Agreement") between you and Fine Host Corporation (the "Company"). Upon your execution of this Agreement and failure to revoke within the seven-day period described in Section B.10 hereof, this Agreement shall replace any and all prior employment or separation arrangements you may have had with the Company. The effective date of this Agreement shall be the latter of September 30, 1998 or the eighth day following your execution of this Agreement (the "Effective Date"), provided you have not revoked this Agreement prior to such date.

     A. In consideration of your execution of this Agreement, on and as of the Effective Date:

     1. The Company agrees to pay you severance in the amount of $270,000.00 (the "Severance") on the Effective Date.

     2. During the twelve (12) month period following the Effective Date (the "Severance Period"), the Company shall pay all premiums that would otherwise be required of you to obtain the same medical coverage as in effect for you and your dependents immediately prior to the Effective Date in accordance with the federal Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), subject only to your timely election to continue medical coverage through COBRA; provided, that the Company shall have no obligation to pay such premiums beyond the expiration of the Severance Period; and provided further, that the Company shall not be required to pay such premiums in the event you accept employment with any corporation or other entity during the Severance Period and such corporation or other entity provides you with medical coverage on terms substantially similar to the benefits provided to you by the Company.

     3. The Company shall continue to indemnify you to the fullest extent permitted under Section 145 of the Delaware General Corporation Law (the "DGCL") and shall advance expenses to you in accordance with subsection (e) thereof subject to Section B.3 hereof.

     4. Upon the Effective Date, the Company shall execute and deliver to you a letter of recommendation substantially in the form of Exhibit A hereto. In addition, the Company shall issue a press release regarding, among other things, your resignation at such time and in such form as the parties may agree.

     5. The Company hereby releases and discharges you, your heirs, successors, assigns, agents, and counsel (collectively, the "James Releasees") of and from all actions, causes of action, claims, demands, costs, and expenses for damages, known or unknown, which the Company had or now have or may have against you or the James Releasees, arising at any time up to and including the date of this release and waiver, other than specific claims to enforce the terms of this Agreement. The Company also agrees to indemnify and hold harmless you and the James Releasees against any and all claims brought by or against a third party, including without limitation any damages awarded and any attorneys' fees, litigation expenses, and costs incurred, in which you or the James Releasees are a party, a witness, or a potential witness because of your employment with the Company in any capacity, or because of James's service as Director, all in accordance with Section 145 of the Delaware General Corporation Law (the "DGCL") subject to Section B.3 below.

     B. In consideration of the above-referenced payments and benefits, you agree as follows:

     1. Not later than the Effective Date, you shall execute and deliver to the Company a letter of resignation pursuant to which you shall resign as Executive Vice President and Chief Financial Officer and a director of the Company and as an officer and/or director of any subsidiaries of the Company, substantially in the form of Exhibit B hereto.

     2. It is understood that during the course of your employment you have been exposed to material and information which is confidential to the Company. All such material and information, whether tangible or intangible, made available, disclosed or otherwise known to you by reason of your prior employment with the Company shall be considered the sole property of the Company, shall be used by you only for the benefit of the Company and shall not be disclosed to others except with the Company's prior approval. This obligation of confidentiality shall survive the termination of this Agreement. Upon the Effective Date, you shall promptly return all material data and documents which you may then have in your possession as a result of your services to the Company.

     3. You agree to repay the Severance Payment made to you under this Agreement and that the Company's obligations under this Agreement, including without limitation the provision of benefits, shall immediately cease if it shall ultimately be determined that you are not entitled to be indemnified by the Company as authorized in Section 145 of the DGCL. In addition, you agree to repay any amounts advanced to you or on your behalf pursuant to Section A.5 or pursuant to the Company's Restated Certificate Incorporation or Bylaws if it shall ultimately be determined that you are not entitled to be indemnified by the Company in accordance with Section 145 of the DGCL.

     4. You hereby release and discharge forever the Company, and all of its predecessors, successors, and assigns, all of the Company's divisions, subsidiaries, facilities, parents, related or affiliated entities, and all of its current and former officers, directors, shareholders, employees, insureds, agents, and counsel, including, without limitation, any and all current and former management and supervisory employees (collectively, the "Released Parties") of and from all actions, causes of action, claims, demands, costs, and expenses for damages, known or unknown, which you had or now has or may have against the Company or any of the other Released Parties, arising at any time prior to the date of this release and waiver. This release includes, but is not limited to, (a) any claim of discrimination or retaliation on any basis, including, without limitation, age, sex, race, color, national origin, religion, handicap or disability, pension qualification, marital status, sexual preference or orientation, political affiliation, or appearance, under any federal, state, city or local statute, ordinance, order, or law, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Age Discrimination in Employment Act, the Older Worker's Benefit Protection Act of 1990, the Equal Pay Act, the Pregnancy Discrimination Act of 1978, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, as all may have been from time-to-time amended; (b) any claim related to your resignation from your employment as Executive Vice President and Chief Financial Officer, or your resignation as Director, of the Company or any subsidiary of the Company and/or any refusal by the Company to reemploy you, and any other claim by you against the Released Parties under any federal, state, or local statute, law, or ordinance; and (d) any claim under any contract, tort, or any other state, local or federal statutory or common law, including but not limited to any claim that the Released Parties, jointly or severally, breached any contract or promises, express or implied, or any term or condition of your employment, and any claim for promissory estoppel or wrongful or constructive discharge arising out of your employment with the Company or any of the Released Parties and/or your resignation from such employment. This Agreement is intended to cover all possible legal and/or equitable relief, including, without limitation, reinstatement, future right to reemployment, wages, backpay, frontpay, benefits, perquisites, compensatory damages, punitive damages for loss of consortium, and attorneys' fees. However, this release and waiver shall not apply to claims by you against the Company or the Released Parties to enforce the terms of this Agreement.

     5. You will have twenty-one (21) days from the date you receive this Agreement (including the release contained herein) to consider and sign. If you do not sign and return this Agreement within such 21 day period, the Company will consider your action a refusal to sign, and you will not be entitled to the consideration described above. If you do sign this document, it will not be effective for a period of seven days thereafter, during which time you can change your mind and revoke your signature. To revoke your signature, you must notify the Company in writing within seven days of the date you signed it. In the event you revoke your signature you will not be entitled to the consideration described above.

     6. This Agreement shall be binding on the successors and assigns of the parties hereto.

     7. Unless disclosure is required by applicable law or regulation, you and the Company will keep the terms of this Agreement confidential. Neither party will take any action that is intended to, or would reasonably be expected to, harm either you or the Released Parties or impair their reputations or lead to unwarranted or unfavorably publicity regarding you or the Released Parties.

     8. If any provision of this Agreement is declared invalid or unenforceable, the remaining portions of the Agreement shall not be affected thereby and shall be enforced.

     9. This Agreement shall be governed by the laws of the State of New York without regard to conflict of laws principles.





     Please acknowledge your understanding of and agreement to the provisions of this Agreement by signing and dating the statement below.

Very truly yours,




/s/ Gerald P. Buccino
---------------------
Gerald P. Buccino
President and Chief Executive Officer
Fine Host Corporation




MY SIGNATURE BELOW ACKNOWLEDGES THAT I HAVE READ THE ABOVE, UNDERSTAND WHAT I AM SIGNING AND AM ACTING OF MY OWN FREE WILL. I UNDERSTAND THAT IF ANY PROVISION OF THIS AGREEMENT IS FOUND TO BE INVALID OR UNENFORCEABLE, IT WILL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION. I UNDERSTAND THAT THIS AGREEMENT AND ITS TERMS REPLACE IN ALL RESPECTS ANY PRIOR EMPLOYMENT ARRANGEMENTS I MAY HAVE HAD WITH THE COMPANY. I FURTHER AGREE THAT THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE COMPANY HAS ADVISED ME TO CONSULT WITH AN ATTORNEY, AND I HAVE DONE SO, PRIOR TO SIGNING THIS AGREEMENT.



SIGNATURE:   /s/ Catherine B. James                  DATE: September 15, 1998
             ----------------------
             CATHERINE B. JAMES





                                    EXHIBIT B

                                   Resignation



     I hereby resign as (i) a director of Fine Host Corporation (the "Company"),
(ii) a member of any  committee  of the Board of  Directors  of the  Company and
(iii) an officer or director of the Company and any subsidiary of the Company, in each case effective September 30 , 1998.





                                                      ------------------
                                                      Catherine B. James